FILED PURSUANT TO RULE 424(B)(3)
                              FILE NO. 33-90998-01

                                                                     424(b)(3)
                                                               No. 33-90998-01
                          CNL INCOME FUND XVIII, LTD.


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 9, 1997 and the Prospectus Supplement dated November 6, 1997. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

     All subscriptions are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

         Information as to proposed properties for which CNL XVIII has received initial commitments is presented as of December 3, 1997, and all references to commitments should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after December 3, 1997, will be reported in a subsequent Supplement.

                                  THE OFFERING

SUBSCRIPTION PROCEDURES

         As of December 3, 1997, CNL XVIII had received total subscription proceeds of $32,167,561 (3,216,756 Units) from 1,480 Limited Partners. As of December 3, 1997, the Company had invested or committed for investment approximately $25,468,000 of such proceeds in 21 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses leaving approximately $2,754,000 in offering proceeds available for investment in Properties. As of December 3, 1997, CNL XVIII had incurred $1,447,540 in Acquisition Fees to an Affiliate of the General Partners.

                                    BUSINESS

PENDING INVESTMENTS

         As of December 3, 1997, CNL XVIII had an initial commitment to acquire one property consisting of land and building. The acquisition of this property is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that this property will be acquired by CNL XVIII. If acquired, the lease of this property is expected to be entered into on substantially the same terms described in the Prospectus in the section entitled "Business - Description of Leases."

         Set forth below are summarized terms expected to apply to the lease for this property. More detailed information relating to this property and its related lease will be provided at such time, if any, as the property is acquired.


December 9, 1997                                   Prospectus Dated May 9, 1997

                               Lease Term and
Property                       Renewal Options                 Minimum Annual Rent                     Percentage Rent
--------                       ---------------                 -------------------                     ---------------
Chevy's Fresh Max       15 years; two five-year renewal   10.03% of the Company's total        for each lease year, 5% of the
Mesa, AZ                options                           cost to purchase the property;       amount by which annual gross
Existing restaurant                                       increases by 10% after the sixth     sales exceed a to be
                                                          lease year and after every five      determined breakpoint
                                                          years thereafter during the lease
                                                          term


Property                      Option to Purchase
--------                      ------------------
Chevy's Fresh Max         at any time during the lease
Mesa, AZ                  term
Existing restaurant

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                          CNL INCOME FUND XVIII, LTD.
                       PROPERTIES ACQUIRED FROM INCEPTION
                            THROUGH DECEMBER 3, 1997
        For the Period October 12, 1996 (the date operations commenced)
                     through December 31, 1996 (Unaudited)


         The following statement presents unaudited estimated taxable operating results of each Property acquired by CNL XVIII from inception through December 3, 1997. The statement presents estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The statement should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of CNL XVIII for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of CNL XVIII.


                                           Burger King      Golden Corral       Jack in the Box    Jack in the Box
                                           Kinston, NC    Houston #1, TX (7)   Echo Park, CA (6)  Henderson, NV (6)
                                           -----------    ------------------   -----------------  -----------------
Estimated Taxable Operating Results:

Base Rent (1)                               $ 19,862           (5)                  (5)                (5)

Management Fees (2)                             (199)          (5)                  (5)                (5)

General and Administrative
  Expenses (3)                                  (993)          (5)                  (5)                (5)
                                            --------

Estimated Cash Available from
  Operations                                  18,670           (5)                  (5)                (5)

Depreciation Expense (4)                      (3,660)          (5)                  (5)                (5)
                                            --------

Estimated Taxable Operating Results         $ 15,010           (5)                  (5)                (5)
                                            ========

                                 See Footnotes

                                            Jack in the Box       Golden Corral    Boston Market  Black-eyed Pea
                                          Centerville, TX (6)   Galveston, TX (7)   Raleigh, NC    Atlanta, GA
                                          -------------------   -----------------  -------------  ------------
Estimated Taxable Operating Results:

Base Rent (1)                                   (5)                  (5)             $ 27,144        $ 15,358

Management Fees (2)                             (5)                  (5)                 (271)           (154)

General and Administrative
  Expenses (3)                                  (5)                  (5)               (1,357)           (768)
                                                                                     --------        --------

Estimated Cash Available from
  Operations                                    (5)                  (5)               25,516          14,436

Depreciation Expense (4)                        (5)                  (5)               (2,672)         (3,596)
                                                                                     --------        --------

Estimated Taxable Operating Results             (5)                  (5)             $ 22,844        $ 10,840
                                                                                     ========        ========

                                 See Footnotes

                                           Golden Corral      Boston Market       On The Border     Boston Market
                                             Stow, OH      San Antonio #1, TX   San Antonio #2, TX  Minnetonka, MN
                                           -------------   ------------------   ------------------  --------------
Estimated Taxable Operating Results:

Base Rent (1)                                  $42,009           (5)                  (5)               (9)

Management Fees (2)                               (420)          (5)                  (5)               (9)

General and Administrative
  Expenses (3)                                  (2,100)          (5)                  (5)               (9)
                                              --------

Estimated Cash Available from
  Operations                                    39,489           (5)                  (5)               (9)

Depreciation Expense (4)                        (7,047)          (5)                  (5)               (9)
                                              --------

Estimate Taxable Operating Results            $ 32,442           (5)                  (5)               (9)
                                              ========

                                 See Footnotes

                                        Wendy's     Boston Market    Jack in the Box        Golden Corral
                                       Sparta, TN   Timonium, MD    Houston #2, TX (6)  Elizabethtown, KY (7)
                                       ----------   -------------   ------------------  ---------------------
Estimated Taxable Operating Results:

Base Rent (1)                            (5)            (5)              (5)                  (5)

Management Fees (2)                      (5)            (5)              (5)                  (5)

General and Administrative
  Expenses (3)                           (5)            (5)              (5)                  (5)

Estimated Cash Available from
  Operations                             (5)            (5)              (5)                  (5)

Depreciation Expense (4)                 (5)            (5)              (5)                  (5)

Estimate Taxable Operating Results       (5)            (5)              (5)                  (5)

                                 See Footnotes

                                              IHOP             Arby's            IHOP        Golden Corral
                                       Santa Rosa, CA (8)  Lexington, NC  Bridgeview, IL(8)  Destin, FL (7)
                                       ------------------  -------------  -----------------  --------------
Estimated Taxable Operating Results:

Base Rent (1)                             $ 28,547           $ 13,861       $ 31,579               (5)

Management Fees (2)                           (285)              (139)          (316)              (5)

General and Administrative
  Expenses (3)                              (1,427)              (693)        (1,579)              (5)
                                          --------           --------        -------

Estimated Cash Available from
  Operations                                26,835             13,029         29,684               (5)

Depreciation Expense (4)                    (4,678)            (2,499)        (6,267)              (5)
                                          --------           --------       --------

Estimate Taxable Operating Results        $ 22,157           $ 10,530       $ 23,417               (5)
                                          ========           ========       ========

                                 See Footnotes

                                         Ground Round
                                         Rochester, NY     Total
                                         -------------     -----

Estimated Taxable Operating Results:

Base Rent (1)                            $107,159        $285,519

Management Fees (2)                        (1,072)         (2,856)

General and Administrative
  Expenses (3)                             (5,358)        (14,275)
                                         --------        --------

Estimated Cash Available from
  Operations                              100,729         268,388

Depreciation Expense (4)                  (14,478)        (44,897)
                                         --------        --------

Estimate Taxable Operating Results       $ 86,251        $223,491
                                         ========        ========




FOOTNOTES:

(1) Represents rental income from leases for eight of the 21 Properties acquired from inception through December 3, 1997, which were operational at the time acquired by CNL XVIII, for the period commencing October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The 13 Properties acquired by CNL XVIII that are under construction are not presented due to the fact that they were not operational for the period presented.

(2) The Properties are managed pursuant to a management agreement between CNL XVIII and an Affiliate of the General Partners, pursuant to which the Affiliate receives an annual management fee in an amount equal to one percent of the gross revenues that CNL XVIII earns from its Properties. See "Management Compensation."

(3) Estimated at five percent of gross rental income based on the previous experience of Affiliates of the General Partners with 17 public limited partnerships which own properties similar to that owned by CNL XVIII.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 40 years.

(5) This Property is under construction and therefore was not operational for the period presented. The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below:

         Property                       Estimated Final Completion Date
         --------                       -------------------------------
         Houston #1 Property            Opened for business April 1, 1997
         Echo Park Property             Opened for business June 26, 1997
         Henderson Property             Opened for business June 30, 1997
         Centerville Property           Opened for business April 18, 1997
         Galveston Property             Opened for business May 19, 1997

         Property                       Estimated Final Completion Date
         --------                       -------------------------------
         San Antonio #1 Property        Opened for business August 18, 1997
         San Antonio #2 Property        Opened for business September 2, 1997
         Sparta Property                Opened for business August 25, 1997
         Timonium Property              Opened for business July 13, 1997
         Houston #2 Property            Opened for business September 24, 1997
         Elizabethtown Property         Opened for business October 21, 1997
         Destin Property                March 16, 1998

(6) The lessee of the Echo Park, Henderson, Centerville and Houston #2 Properties is the same unaffiliated lessee.

(7) The lessee of the Houston #1, Galveston, Elizabethtown and Destin Properties is the same unaffiliated lessee.

(8) The lessee of the Santa Rosa and Bridgeview Properties is the same unaffiliated lessee.

(9) This Property was originally acquired with the intent to construct a Boston Market restaurant. The tenant has subsequently decided not to develop on this location. CNL XVIII and the tenant are currently in discussions regarding the disposition of the Property or development into a different restaurant concept. If sold, any proceeds received from the sale of the Property will be used by CNL XVIII to acquire an additional Property.